UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West San Fernando Street, San Jose, California  95113

717 Texas Avenue, Houston, Texas  77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code:  (408) 995-5115

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 29, 2007, Calpine Corporation (the “Company”) and certain of its subsidiaries (together with the Company, the “Loan Parties”) entered into a Revolving Credit, Term Loan and Guarantee Agreement (the new “DIP Facility”) among the Company, as borrower, the other Loan Parties, as guarantors, the lenders party thereto, Credit Suisse, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as co-syndication agents and co-documentation agents, General Electric Capital Corporation (“GE”), as sub-agent, and Credit Suisse, as administrative agent and collateral agent. Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Securities Inc., and Deutsche Bank Securities Inc. acted as Joint Lead Arrangers and Bookrunners with respect to the new DIP Facility. Certain entities associated with GE are also lenders for, and holders of equit y interests in, certain of the Company's subsidiaries. The new DIP Facility consists of a $4.0 billion senior secured term loan and a $1.0 billion senior secured revolving loan and letter of credit facility, together with an uncommitted term loan facility that permits the Company to raise up to $2.0 billion of incremental term loan funding on a senior secured basis with the same priority as the current debt under the new DIP Facility. At the Company’s option, the loans under the new DIP Facility bear interest at (a) the eurodollar rate based on LIBOR (as set forth in the new DIP Facility) plus 2.25%, or (b) the base rate plus 1.25%. The base rate is the higher of (i) the federal funds rate plus one half of one percent (½%) per annum or (ii) the prime rate as established by Credit Suisse from time to time.

The proceeds of the $4.0 billion senior secured term loan were applied on March 29, 2007 to repay approximately $1.0 billion of outstanding loans under the original debtor-in-possession financing facility and approximately $2.5 billion of prepetition secured debt of Calpine Generating Company, LLC (“CalGen”) and certain of its subsidiaries. The remaining proceeds may be used by the Company to repay secured debt, secured lease obligations or preferred securities of any project level subsidiary, or for working capital and other general corporate purposes. The proceeds of the revolving credit facility may be used (a) for working capital and other general corporate purposes, (b) at the Company’s election, to satisfy additional payments, if any, in connection with the repayment of the secured debt of CalGen, and (c) to fund distributions to certain holders of claims payable pursuant to a plan of reorganization.

The new DIP Facility contains restrictions on the Company and its subsidiaries, including, limiting the ability to, among other things: (i) incur additional indebtedness; (ii) create or incur liens to secure debt; (iii) lease, transfer or sell assets and use proceeds of permitted asset leases, transfers or sales; (iv) issue capital stock; (v) make investments; and (vi) conduct certain types of business.

The Company’s ability to utilize the new DIP Facility is subject to the order of the Bankruptcy Court for the Southern District of New York, entered on March 12, 2007, approving such financing (the “DIP Court Order”). Subject to the exceptions set forth in the DIP Court Order, the obligations of the Loan Parties under the new DIP Facility are secured by (a) an allowed administrative expense claim in each of the Loan Parties’ Chapter 11 cases, (b) a perfected first priority lien on, and security interest in, all present and after-acquired property of the Loan Parties not subject to a valid, perfected and non-avoidable lien in existence on December 20, 2005, the day the Company filed for protection under the United States Bankruptcy Code (the “Petition Date”) or to a valid lien in existence on the Petition Date and subsequently perfected (excluding rights in avoidance actions), (c) a perfected junior lien on, and security interest in, all present and after-acquired property of the Loan Parties that is otherwise subject to a valid, perfected and non-avoidable lien in existence on the Petition Date or a valid lien in existence on the Petition Date that is subsequently perfected, and (d) to the extent applicable, a perfected first priority priming lien on, and security interest in, all present and after-acquired property of the Loan Parties that is subject to the replacement liens granted pursuant to and under Second Amended Final Order of the U.S. Bankruptcy Court Authorizing Use of Cash Collateral and Granting Adequate Protection, dated February 24, 2006 as modified by orders entered by the U.S. Bankruptcy Court on June 21, 2006, July 12, 2006, October 25, 2006, November 15, 2006, December 20, 2006, December 28, 2006, and January 17, 2007, in respect of the Company’s Second Priority Senior Secured Floating Rate Notes due 2007, 8-1/2% Second Priority Senior Secured Notes due 2010, 8-3/4% Second Priority Senior Secured Notes due 2013, 9-7/8% Second Priority Senior Secured Notes due 2011, and Senior Secured Term Loans Due 2007. In addition, the Loan Parties have the ability to provide liens to counterparties to secure indebtedness in respect of certain hedging agreements with the same priority as the current debt under the new DIP Facility.

The maturity date of the new DIP Facility is March 29, 2009. However, the Company has the option to convert outstanding loans and other extensions of credit, as well as the revolving loan and letter of credit commitments, of the new DIP Facility (and any unused portion of the uncommitted term loan facility) into senior secured exit financing upon the satisfaction of certain conditions.

ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The description of the new DIP Facility contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
	Name:	Charles B. Clark, Jr.
	Title:	Senior Vice President and Chief Accounting Officer

Date: April 4, 2007

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